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                           TRADEMARK LICENSE AGREEMENT

         THIS TRADEMARK LICENSE AGREEMENT (this "Agreement") is made as of January 29, 1999 ("Effective Date") by and between NEXTEL WIP CORP., a Delaware corporation ("NWIP"), and NEXTEL PARTNERS OPERATING CORP., a Delaware corporation (the "Company"). Defined terms used herein and not otherwise defined have the meanings ascribed thereto in the JV Agreement.

                                    RECITALS

         A. Nextel, through its Subsidiaries, operates an iDEN-based wireless communications system through which it provides wireless communications services in various markets throughout the United States. To enhance its ability to provide its customers with greater geographic coverage that is consistent with its existing service, operations, and objectives, Nextel, through NWIP, is entering into a contractual joint venture with NPI and its wholly owned Subsidiaries, including the Company.

         B. The agreement of the parties with respect to the formation and operation of the contractual joint venture is set forth in the JV Agreement and various Collateral Agreements. This Agreement is a Collateral Agreement.

         C. NWIP and the Company desire to establish and implement an arrangement that will allow the Company to use certain trademarks in the Territory.

         In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NWIP and the Company hereby agree as follows:

                                    AGREEMENT

1.  DEFINITIONS.

    1.1 Authorized Dealers means any distributors or other agents of the Company authorized to market, promote or otherwise offer the Company's Business in the Territory.

    1.2 Business means offering, marketing and providing services (provided in accordance with the relevant provisions of the JV Agreement and the other applicable Collateral Agreements) using the Partner Frequencies (as defined in the JV Agreement) in an ESMR Network.

    1.3 EBITDA means, with respect to any fiscal year of the Company, earnings of the Company for such year before interest (including, without limitation, the interest component of any capital lease obligation), taxes, depreciation and amortization for such year.

    1.4 Gross Monthly Service Revenue means all revenue derived in any month from activation, access, usage, features and toll charges (including long distance toll charges) and from

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credits/adjustments, promotions and subsidies. "Gross Monthly Service Revenue"
does not include revenue derived from equipment or product sales and shall not be adjusted for product (as opposed to service) credits, adjustments, promotions or subsidies. By mutual written agreement, NWIP and the Company may, from time to time and at any time during the term hereof (including any renewal term), revise the components of Gross Monthly Service Revenue.

    1.5 JV Agreement means the Joint Venture Agreement, by and among NWIP, the Company and NPI, of even date herewith, as the same may be amended and in effect from time to time.

    1.6 Nextel means Nextel Communications, Inc., a Delaware corporation.

    1.7 NPI means Nextel Partners, Inc., a Delaware corporation and the sole stockholder of the Company.

    1.8 Roaming Agreement means the Roaming Agreement, by and between NWIP and the Company, of even date herewith, as the same may be amended and in effect from time to time.

    1.9 Shareholders' Agreement means the Shareholders' Agreement, by and among NPI, NWIP and certain other persons, of even date herewith, as the same may be amended and in effect from time to time.

    1.10 Territory means the "Territory" as described in the JV Agreement, as modified and existing from time to time pursuant to the JV Agreement.

    1.11 Trademarks means the "Nextel" trademark, and other trademarks, service marks, logos and trade names set forth on the attached Exhibit A.

2.  LICENSE.

    2.1 Grant of License.

         2.1.1 Trademarks. Subject to the terms and conditions of this Agreement, NWIP grants to the Company (a) a nontransferable, exclusive license to use the Trademarks solely to provide iDEN service in the Territory in accordance with the JV Agreement, and (b) a nontransferable, nonexclusive license to use the Trademarks solely in connection with the Business in the Territory, including using the word "Nextel" on subscriber units sold or otherwise provided in connection with the Business in the Territory. The license(s) described in this Section 2.1.1 are royalty-bearing to the extent provided in Section 6.

         2.1.2 Use in Corporate Name. Subject to the terms and conditions of this Agreement, NWIP grants to the Company a nontransferable, non-exclusive, royalty-bearing (to the extent provided in Section 6) license to use the word "Nextel" as part of its corporate name and to grant sublicenses under this
Section 2.1.2 solely to its wholly owned subsidiaries and NPI.

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    2.2 Sublicenses.

         2.2.1 Right to Grant Sublicenses. The Company may grant sublicenses to wholly owned subsidiaries and to Authorized Dealers solely in connection with the marketing, promotion and sale of the services in connection with the Business in the Territory and the marketing, promotion and sale of subscriber equipment and related accessories to be used by the Company's customers in connection with the Business. Each sublicensee must sign an agreement consistent with the terms and conditions of this Agreement, including without limitation,
Section 2.2.2. The Company may authorize Motorola, Inc. to place Trademarks on subscriber equipment manufactured for the Company provided that the Trademarks are used in the same manner on such equipment for the Company as they are on such equipment for the NDS.

         2.2.2 Sublicense Agreements. Each sublicense agreement must: (i) not grant to sublicensees any rights greater than the rights granted to the Company under this Agreement; (ii) subject the sublicensee to the restrictions imposed on the Company under Article 8 of the JV Agreement; (iii) allow NWIP the right, with reasonable prior notice and during regular business hours or at other reasonable times, to audit the sublicensee's records in connection with the licensed rights; and (iv) terminate automatically upon any termination of this Agreement (including, without limitation, termination of all of sublicensee's rights to use the Trademarks). Each sublicense agreement must be otherwise in form and substance reasonably acceptable to NWIP. With respect to independent sales professionals, NWIP has approved, and the Company shall use, the form Independent Sales Professional Agreement ("ISP Agreement") attached hereto as Exhibit D (with appropriate changes to make it an agreement between the Company and a third party and to create an independent right for NWIP to enforce the provisions indicated by bold print). The Company shall not modify the provisions that are printed in bold print without the prior, written consent of NWIP, which consent shall not be unreasonably withheld. The Company may modify or amend any of the other provisions of the ISP Agreement in its discretion as long as such amendments or modifications are consistent with the Joint Venture Agreement and this Trademark License Agreement. Company shall submit all other form sublicense agreements to NWIP for NWIP's prior approval, which approval shall not be unreasonably withheld. All such agreements shall contain provisions comparable to those indicated in bold print on Exhibit D and shall contain an independent right by NWIP to enforce such provisions. NWIP shall have five (5) business days (commencing on the first business day after the day on which NWIP receives the agreement for review) to comment on any such sublicense agreement. If the Company receives no comments within such five (5) business day period, the agreement shall be deemed approved.

         2.2.3 Additional Covenants. The Company shall notify NWIP promptly upon the signing of each sublicense agreement. In addition, at NWIP's request, the Company shall provide NWIP with complete copies of all sublicense agreements. NWIP has the right to require the Company to terminate the sublicense agreement and all rights thereunder of any Authorized Dealer that is not in compliance with the quality standards set forth herein (after notice of noncompliance and a reasonable opportunity to cure has been granted, to the extent required in accordance with the terms of the sublicense agreement).

         2.3 Reservation of Rights. No rights or licenses, express or implied, other than those granted in Sections 2.1 and 2.2 are granted by this Agreement to the Company under any

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intellectual property owned by, controlled by or licensed to any of NWIP, Nextel or any NDS. Subject to the provisions of the JV Agreement limiting and defining the rights of the Company, NWIP and Nextel with respect to marketing, advertising and use and licensing of Trademarks and the rights granted to the Company in this Agreement, NWIP expressly reserves for itself and Nextel the right (i) to use the Trademarks anywhere in the world in connection with any products and/or services, and (ii) to license the right to use the Trademarks to any third parties for any purpose on any terms.

3.  TERM AND TERMINATION.

    3.1 Term. Unless terminated as provided in Section 3.2 or as extended pursuant to Section 3.1 of the JV Agreement by an election under Section 4.02(a) of the Shareholders' Agreement, this Agreement commences on the Effective Date and continues for an initial term of ten (10) years. Thereafter, this Agreement automatically renews for up to four additional ten (10) year terms unless the Company elects not to renew by providing written notice to NWIP at least one hundred and eighty (180) days prior to the end of the initial term or any renewal term.

    3.2 Earlier Termination.

         3.2.1 Breach. Upon any breach of this Agreement by the Company, the parties will proceed in accordance with Article 12 of the JV Agreement.

         3.2.2 Termination of JV Agreement. This Agreement automatically terminates upon any termination of the JV Agreement unless the arbitrator awards the Company continuation of this Agreement in accordance with Section 12.9B of the JVA.

         3.2.3 Termination Upon Material Default. NWIP may terminate this Agreement upon thirty (30) days' written notice to the Company in accordance with Section 12.9B of the JV Agreement, and if the arbitrators determine taking into account the harm that the material breach caused to the licensed marks that termination of this Agreement (in whole or in part) is an appropriate remedy in the circumstances.

   3.3 Effect of Termination.

         3.3.1 Royalties. All royalties owed are due immediately upon any termination.

         3.3.2 Termination of JV Agreement. If this Agreement was terminated in accordance with Section 3.2.2, the Company has a limited right and license to use the Trademarks (i) for the thirty (30) day period immediately following termination, solely in connection with customer contracts, all advertising and promotional efforts and related materials bearing the Trademarks, including, without limitation, all signs, displays, storefront signs and billboards (except for the current year's printed telephone directory advertisements and subscriber equipment held on the date of termination in either the Company's inventory or any sublicensee's inventory), and (ii) for the ninety (90) day period immediately following termination, solely in connection with the distribution and sale of subscriber equipment bearing the Trademarks held on the date of termination in the Company's inventory and/or any sublicensee's inventory. In addition, the

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Company must change its corporate or assumed name as soon as possible, but no later than thirty (30) days from the date of termination.

         3.3.3 Limited License. If this Agreement was terminated in accordance with Section 3.2.1, the Company has a limited right and license to use the Trademarks for the one hundred and eighty (180) day period immediately following termination solely in connection with (i) customer contracts, (ii) all advertising and promotional efforts and related materials bearing the Trademarks, including, without limitation, all signs, displays, storefront signs and billboards (except for the current year's telephone directory advertisements) and, (iii) the distribution and sale of subscriber equipment bearing the Trademarks held on the date of termination in the Company's inventory and/or any sublicensee's inventory. In addition, the Company must change its corporate or assumed name as soon as possible, but no later than one hundred and eighty (180) days from the date of termination.

         3.3.4 No Further Right. At the end of the time periods set forth in
Section 3.3.2 or 3.3.3, the Company shall immediately discontinue all use of the Trademarks, including any use of the Trademarks as part of its corporate, assumed or trade name. As promptly as possible, and in any event, by the end of the time periods set forth in Section 3.3.2 or 3.3.3, the Company must notify NWIP of all materials in the Company's possession that bear the Trademarks. The Company shall destroy or return to NWIP all materials bearing the Trademarks (except for subscriber equipment already delivered to subscribers) and an officer of the Company shall certify in writing, delivered to NWIP by the final day of the relevant period, that the Company has discontinued such use and has either destroyed or returned to NWIP all such materials. Further, at NWIP's discretion, NWIP may buy subscriber equipment held on the date of termination in the Company's inventory or in any sublicensee's inventory at the Company's or sublicensee's cost, as the case may be, or may require that the Company remove or obliterate any and all Trademarks displayed on all such subscriber equipment.

4.  LIMITATIONS ON LICENSE.

    4.1 Usage. The Company shall not use any of the Trademarks except as provided in Sections 2.1 and 2.2 and in Article 5. In addition, the Company shall not use any term, phrase or design which is confusingly similar to, deceptive or misleading with respect to, or a colorable imitation or derivative of, the Trademarks, or any portion of the Trademarks.

    4.2 Ownership of Trademarks. The Company shall not assert any claim of ownership of, or any claim to, any goodwill or reputation associated with the Trademarks, by reason of the Company's licensed use thereof or otherwise. NWIP, Nextel or an NDS, as the case may be, is the exclusive owner of the Trademarks and all right, title or interest in, to or under the Trademarks which may accrue to the benefit of, or be acquired by, the Company as a result of its exercise of the rights and licenses granted hereunder are hereby assigned to and inure to the sole benefit of NWIP, Nextel or the NDS, as the case may be. The Company shall not take and, to the extent reasonably within the Company's power to control, shall not permit, any action which would impair ownership rights in the Trademarks. In addition, during the term of this Agreement or thereafter, the Company agrees not to register in any country any trademark, service mark, trade name or logo resembling or confusingly similar to any of the Trademarks.

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    4.3 No Disparagement. The Company acknowledges that the Trademarks are valuable assets of NWIP or Nextel, as the case may be, and represent the highest quality of products and services in the telecommunications industry. Accordingly, the Company agrees not to use the Trademarks in any manner that, directly or indirectly, would demean, ridicule or otherwise place in disrepute the image of the Trademarks, NWIP or Nextel.

    4.4 Sponsorship. Except for the events listed on Exhibit B, the Company shall not use any of the Trademarks to sponsor, endorse, or claim affiliation with any event, meeting, charitable endeavor, or other undertaking without NWIP's prior written approval, such approval not to be unreasonably withheld. The Company shall submit written requests regarding any event not listed on Exhibit B to NWIP for approval. If NWIP does not respond to the Company's written request within five business days of receipt of such request, then such request is deemed approved.

5.  QUALITY CONTROL.

    5.1 Quality Standards. The Company shall maintain quality standards for all of its uses of the Trademarks which are substantially equivalent to or stricter than those standards applicable generally to the NDS for their products and services and their trademarks, including without limitation, (i) adhering to standards for the use of the radio frequencies in the ESMR Network as in effect at the relevant time and applicable generally to the NDS ESMR Network operations in accordance with the JV Agreement, (ii) complying with all federal, state and local rules and regulations regarding the Business, and (iii) providing customer service and monitoring customer satisfaction in accordance with the JV Agreement, provided that the Company shall not be obligated to comply with any such standards referred to in this Section 5.1 to the extent that the NDS is not in compliance therewith during the same relevant period. Copies of all such standards in effect from time to time are to be provided to the Company at the same time and in the same manner as such requirements, procedures and standards are communicated to the NDS; the schedule for the Company's implementation of, or compliance with, the relevant standards are to be the schedule in effect at the relevant time and applicable generally to the NDS. The Company acknowledges and agrees that it has reviewed, and must comply with NWIP's Trademark Usage Manual, as amended, from time to time, a current version of which is attached hereto as Exhibit C.

    5.2 Modifications to Quality Standards. NWIP has the right, at any time, to modify or supplement the quality standards to be maintained by the Company as provided in the JV Agreement. If NWIP elects to make a material change to the Trademarks, NWIP will notify the Company and the Company will be required to implement such change in accordance with the time frame set forth in Section 8.1 of the JV Agreement. If NWIP requires that changes to the Trademarks be completed in a period of less than 12 months, NWIP will reimburse the Company for all reasonable actual out-of-pocket expenditures made by the Company directly attributable to the required change. The Company must submit itemized statements and reasonably detailed supporting information regarding the expenditures made by the Company in order to be reimbursed by NWIP.

    5.3 New Uses. Except as otherwise provided in Article 8 of the JV Agreement, the Company must submit to NWIP, for NWIP's prior written approval, all proposed new uses of the

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Trademarks or any portion of the Trademarks in connection with any other trademarks, service marks, logos or trade names, or in connection with any other activity or agreement. All proposed new uses of the Trademarks must be submitted to the Vice President of Strategic Initiatives at Nextel or such other position at Nextel or NWIP as NWIP may identify from time to time. NWIP will provide to the Company either written approval of the proposed use or a written rejection within five (5) business days of receipt from the Company. If NWIP does not respond within the five (5) business day period, then such use of the Trademark is deemed approved for the specific purpose in the proposal. The Company is not required to seek additional approval for all uses approved in accordance with this Section 5.3 unless it makes a material change to the subject Trademark or to the use for which the Trademark is intended.

    5.4 Inspection. At the reasonable request of NWIP, the Company shall provide NWIP, at the Company's expense, copies, photographs or representative samples of advertising copy, promotional materials, products or other materials bearing the Trademarks, and shall permit representatives of NWIP to inspect, at NWIP's expense, the Company's facilities upon reasonable notice and during normal business hours to determine whether the Company is maintaining the quality standards set forth in Section 5.1.

6.  ROYALTY.

    6.1 Payment Obligation.

         6.1.1 Royalty Rate. No royalties are payable with respect to any period prior to the time that the Company has had two consecutive fiscal quarters of positive EBITDA. After the time the Company has had two consecutive fiscal quarters of positive EBITDA, the Company shall pay the following royalties:

              (i) from the Effective Date through December 31, 2001 -- no royalty;

              (ii) from January 1, 2002 through December 31, 2004 -- 0.5% of the Company's total Gross Monthly Service Revenues; and

              (iii) from January 1, 2005 and thereafter -- 1.0% of the Company's total Gross Monthly Service Revenues.

         6.1.2 Time of Payment. All royalty payments by the Company to NWIP must be made monthly, within thirty (30) days after the last day of each month. In addition, not more than thirty (30) days after the Company's certified public accountants complete their audit of a fiscal year, the Company will deliver to NWIP the audit report. If the total Gross Monthly Service Revenues per audit is different from the unaudited Gross Monthly Service Revenues figures in and for such year on which the royalties were paid, then the Company shall pay to NWIP any amounts due (without interest), or, if the Company has overpaid royalties, the Company is entitled to take a credit (without interest) against subsequent royalty payments.

    6.2 Royalty Reports.

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         6.2.1 Reports. Each royalty payment is to be accompanied by a written royalty report stating the unaudited Gross Monthly Service Revenues figure on which such royalty payment is based. If inconsistencies or mistakes are discovered, they must be rectified and (i) in the case of underpayment, the Company must make the appropriate payments on demand; or (ii) in the case of overpayment, the Company may deduct such amount from the next royalty payment due. Any royalty payments, including accrued royalties, not paid when due must be paid immediately upon demand.

         6.2.2 Maintenance of Records. For a period of five (5) years from the date of creation of any record, the Company shall keep complete and accurate records with respect to the Monthly Gross Service Revenues, including all independent auditor reports relating thereto and all information necessary to confirm the gross service revenue calculations used in the preparation of each royalty report.

         6.2.3 Audit Rights. At NWIP's request and expense, the Company shall permit NWIP or its authorized representative to periodically review, but not more often than once a year, the Company's books and records relevant to this Agreement to determine the amount of royalties under this Agreement.

7.  REGISTRATION AND ENFORCEMENT.

    7.1 Registration. NWIP, Nextel and any NDS, as the case may be, have the exclusive right (but no obligation) to obtain registrations and any other form of protection for their respective Trademarks. The Company shall furnish NWIP with all reasonably requested information (including specimens and samples illustrative of the manner of use of the Trademarks) and documentation (including the execution and delivery of any and all true and correct affidavits, declarations, oaths and other documentation) to assist NWIP, Nextel or any NDS in obtaining and maintaining such trademark protection and registrations.

    7.2 Enforcement. The Company shall take all reasonable steps and shall provide such materials, cooperation and assistance as may be reasonably required to assist NWIP, Nextel or the NDS in maintaining and enforcing the Trademarks. The Company shall promptly notify NWIP of any actual or suspected infringement or misuse of the Trademarks by third parties of which it becomes aware. NWIP, Nextel or the NDS, as the case may be, has the sole right (but no obligation) to take action against such infringers or suspected infringers. Any recovery with respect to any action taken under this Section 7.2 is to be divided between the parties as NWIP may reasonably determine, taking into account royalties paid by the Company hereunder, and the damage each party suffered as a result of the infringement and the expense of the enforcement; provided, that any such recoveries shall be applied first to fully reimburse all expenses of the enforcement. The Company has no right to take any action with respect to any third party in an attempt to enforce any rights regarding the Trademarks without the prior written approval of NWIP.

    7.3 The Company's Rights. If no action is taken against infringers or suspected infringers in accordance with Section 7.2, then the Company, in its commercially reasonable discretion, may request NWIP to do so at the Company's sole expense. NWIP has the absolute

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right to deny the Company's request. If NWIP does not take any action with respect to a particular Trademark pursuant to this Section 7.3, then the Company is under no further obligation to use such Trademark.

8.  INDEMNIFICATION AND INSURANCE.

    8.1 NWIP Indemnity.

         8.1.1 Notice and NWIP Election If a third party brings a claim against the Company or any of its subsidiaries or authorized sublicensees (collectively, the "Indemnified Parties") alleging that the use of a Trademark by the Indemnified Parties as authorized hereunder is contrary to or otherwise infringes on such third party's rights, then not more than 60 days after receiving the third-party claim, NWIP shall notify the Company whether it elects: (a) to notify the Company that NWIP requires that the Company continue using such Trademark; or (b) to notify the Company that the NDS are ceasing to use such Trademark and that NWIP requires that the Indemnified Parties cease using such Trademark; or (c) not to require the Company to continue to use or to cease to use such Trademark. If NWIP fails to make any such election within such 60-day period, it shall be deemed to have elected clause (c) of the preceding sentence, until such time as NWIP makes an election, if any, under clause (a) or
(b); provided, however, that NWIP may not make such an election under clause (a) if the Company has discontinued use of such Trademark.

         8.1.2 Election to Require Continued Use. If NWIP gives notice under
Section 8.1.1(a), then NWIP will indemnify, defend and hold harmless the Indemnified Parties from and against any and all liabilities, claims, damages, costs, expenses (including reasonable attorneys' fees) or money judgments (collectively, "Damages") that the Indemnified Parties incur in connection with such claims. If the Company reasonably believes that NWIP does not have the financial capacity to pay Damages associated with such claim, then, either Nextel or one of its other Subsidiaries will make provision for or will provide assurances of payment that are reasonably satisfactory to the Company, or the Company will not be obligated to continue to use such Trademark.

         8.1.3 Election to Require Use to Cease. If NWIP gives notice under
Section 8.1.1(b), then the Company will cease, and will cause the other Indemnified Parties to cease using such Trademark, and NWIP will, subject to the limit stated in Section 8.1.5, indemnify, defend and hold harmless the Indemnified Parties from and against any Damages incurred in connection with such claim.

         8.1.4 Company Option to Use. If NWIP gives notice under Section 8.1.1(c), then NWIP will, subject to the limit stated in Section 8.1.5, indemnify, defend and hold harmless the Indemnified Parties from and against any Damages incurred in connection with such claim that relate to the period prior to the notice from NWIP, but NWIP will have no obligation to indemnify the Company for any claims of infringement based on use of such Trademark after the notice.

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         8.1.5 Limit on Indemnification. In no event shall NWIP's cumulative indemnification obligations pursuant to Sections 8.1.3 and 8.1.4 exceed the amount of the aggregate royalty payments actually received by NWIP pursuant to this Agreement.

    8.2 Company Indemnity. The Company shall indemnify, defend and hold harmless NWIP and its subsidiaries and affiliates from and against any and all liabilities, claims, damages, costs, expenses (including reasonable attorneys' fees) or money judgments to the extent arising out of or relating to (i) a breach by the Company of any of its obligations under this Agreement, (ii) any claim of infringement or misappropriation based on the unauthorized use of any of the Trademarks by the Company, any of its subsidiaries or any Authorized Dealer; (iii), except as to matters as to which NWIP is obligated to indemnify the Company under Section 8.1, claims asserted against any member of the Nextel Group arising out of or relating to any activities by the Company or any of its subsidiaries or Authorized Dealers in connection with this Agreement; or (iv) the Company's continued use of a Trademark after NWIP notifies the Company in writing of the NDS's election to cease using a Trademark due to third party claims of infringement based on such use.

    8.3 Procedure.

         8.3.1 Notice. The indemnified party (the "Beneficiary") promptly shall notify the indemnifying party (the "Indemnitor") of any third party claim. Failure to notify the Indemnitor does not relieve the Indemnitor of any liability that the Indemnitor may have, except to the extent that such failure materially prejudices the Indemnitor's legal rights.

         8.3.2 Indemnitor's Party's Obligations. The Indemnitor will conduct and control, through its own counsel and at its expense, the settlement or defense of such claim. The Beneficiary shall cooperate with the Indemnitor at the Indemnitor's expense. The Beneficiary may not enter into any settlement without consent of the Indemnitor, such consent not to be unreasonably withheld. The Indemnitor may not, without the Beneficiary's consent, settle or compromise any third party claim or consent to the entry of any judgment unless (i) such settlement, compromise or judgment involves only the payment of money by the Indemnitor, or provides for the unconditional release by the claimant or the plaintiff of the Beneficiary from all liability in respect of such claim (provided that such release may be conditioned on a parallel release or waiver of all claims the Indemnitor and/or Beneficiary could assert, or has asserted, against the claimant in connection with the claim or related claims and disputes) or (ii) such settlement, compromise or judgment provides that the Indemnitor and the Beneficiary will each be subject to the same restrictions and that any payment will be shared by the Indemnitor and the Beneficiary based on the ratio of their respective gross revenues for the most recent fiscal year and taking into account royalties paid under this Agreement.

         8.3.3 Insurance. The Company shall obtain and maintain, with reputable carriers, adequate insurance coverage of types and subject to terms and conditions normally maintained and procured by other comparable wireless service providers, in connection with the activities contemplated under this Agreement. The Company shall ensure that such policies name NWIP as an additional insured. Promptly after the Effective Date, the Company will submit to NWIP proof of insurance.

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9. ADDITIONAL REMEDIES. The Company acknowledges that a material breach or material failure to comply with Articles 4, 5, 7 or 8 would cause irreparable harm to NWIP's, Nextel's and/or the NDS's business and that none of NWIP, Nextel or the NDS would have an adequate remedy at law for money damages. Therefore, NWIP is entitled to specific performance and/or injunctive relief without the posting of bond or other security in addition to any other remedy to which it may be entitled hereunder or at law or in equity, in any court of competent jurisdiction against any such breach or noncompliance. NWIP acknowledges that a material breach or material failure to comply with Articles 2 and 8 would cause irreparable harm to the Company's Business and that the Company would not have an adequate remedy at law for money damages. Therefore, the Company is entitled to specific performance and/or injunctive relief without the posting of bond or other security in addition to any other remedy to which it may be entitled hereunder or at law or in equity, in any court of competent jurisdiction against any such breach or noncompliance. All remedies provided for herein are cumulative and the exercise of any particular remedy by a party does not limit or preclude the exercise of any other remedy available to such party.

10. MISCELLANEOUS.

    10.1 Excusable Delay/Time Extension. Where performance by either party to this Agreement is delayed by reason of an Excusable Delay (as defined in the JV Agreement), the time for performance, and any otherwise applicable time limit, schedule or deadline, shall be extended for a period of time equal to the period of Excusable Delay.

    10.2 Amendments. This Agreement may be amended only by a writing executed by the parties.

    10.3 Entire Agreement. This Agreement and the other Transaction Agreements (as defined in the JV Agreement) set forth the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties, including but not limited to the Memorandum of Agreement, dated as of May 1, 1998, among Wireless Investment Partners, L.L.C., NWIP and Nextel, as amended.

    10.4 Notices. Any notice, request or other communication required or permitted hereunder must be in writing and is given: (a) when received if personally delivered; (b) 12 hours after being sent by telecopy, with confirmed answerback; or (c) 1 business day after being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

         To NWIP:          Nextel WIP Corp.
                           1505 Farm Credit Drive
                           McLean, VA  22102
                           Attention:  General Counsel
                           Telecopy:  (703) 394-3896

    With a copy (in the case of sublicense agreements submitted for review pursuant to Section 2.2.2 hereof, and related materials) to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, OH 44114
                           Attention:  Jeanne M. Rickert
                           Telecopy:  (216) 579-0212

         To the Company:   Nextel Partners Operating Corp.
                           4500 Carillon Point
                           Kirkland, WA  98033
                           Attention:  General Counsel
                           Telecopy:  (425) 828-8098

         With a copy to:   Friedman, Kaplan & Seiler LLP
                           875 Third Avenue
                           New York, NY  10022
                           Attention:  Gary D. Friedman
                           Telecopy:  (212) 355-6401

Either party by written notice to the other given in accordance with this
Section 10.4 may change the address or the persons to whom notices or copies thereof are to be directed.

    10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

    10.6 Waiver. Except as otherwise provided in this Agreement, any party may waive, in writing, compliance by the other parties thereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of any of this Agreement, by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of, or default under, any other provision of this Agreement.

    10.7 Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any person or entity other than the parties hereto any rights or remedies hereunder.

    10.8 Severability. If any provision of this Agreement or the application of such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. The parties will, to the extent lawful and practicable, use their best reasonable efforts to enter into arrangements to reinstate the intended benefits of any provision held invalid, illegal or unenforceable.

    10.9 Choice of Law. This Agreement shall be governed by New York law, without regard to choice of law rules that would result in the application of another state's law.

    10.10 Construction.

         (a) Words used in this Agreement, regardless of the number or gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The parties hereto have participated equally in the drafting of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

         (b) The schedules and exhibits attached to this Agreement are incorporated herein and are part of this Agreement for all purposes.
    Unless otherwise stated, any reference in this Agreement to an exhibit, section or schedule is to an exhibit, section or schedule of this Agreement.

         (c) The headings in this Agreement are solely for convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

         10.11 Agreement. This Agreement is one of the Collateral Agreements identified in the JV Agreement. Accordingly, certain provisions of the JV Agreement by their terms apply to this Agreement, including, without limitation,
Section 2.6, Article 12, and Sections 13.2, and 13.10.

         10.12 Survival. The following provisions of this Agreement will survive the expiration or termination hereof: Section 2.2.3 ("Additional Covenants");
Section 3.3 ("Effect of Termination"); Section 4.2 ("Ownership of Trademarks");
Section 6.2.2 ("Maintenance of Records"), Article 8 ("Indemnification and Insurance") (excluding Section 8.4); Article 9 ("Additional Remedies"); and this
Article 10 ("Miscellaneous").

                                     * * * *

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NEXTEL WIP CORP.                       NEXTEL PARTNERS OPERATING CORP.

By: /s/ Alan Strauss                   By: /s/ John Thompson
   --------------------------------       --------------------------------
Name: Alan Strauss                     Name: John Thompson
Title: Vice President                  Title: Chief Financial Officer and
                                              Treasuer